Exhibit 5.1

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, Maryland 21209-3600

T    410.580.3000

F    410.580.3001

W    www.dlapiper.com

November 4, 2009

RAIT FINANCIAL TRUST

Cira Centre, 2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We serve as special Maryland counsel to RAIT Financial Trust, a Maryland real estate investment company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 12,921,620 common shares (the “Exchange Offer Shares”) of beneficial interest, $0.01 par value per share, of the Company (“Common Shares”), covered by the above identified Registration Statement (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the Company’s offer to exchange Common Shares and cash for the Company’s 6.875% Convertible Senior Notes due 2027 (the “Exchange Offer”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and the related form of prospectus included therein, in the form in which it will be transmitted to the Commission under the Act;

2.	The declaration of trust of the Company, as amended, supplemented and corrected (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

4.	The form of certificate to be used by the Company to represent the Exchange Offer Shares, certified as of the date hereof by the Secretary of the Company;

5.	Resolutions adopted by the Board of Trustees of the Company (the “Resolutions”) relating to (a) the authorization of the Exchange Offer and (b) the registration and issuance of the Exchange Offer Shares, certified as of the date hereof by the Secretary of the Company;

6.	A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

7.	A certificate executed by Raphael Licht, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.

4.	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.	The Exchange Offer Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Equity Shares (as defined in the Declaration) contained in Article VII of the Declaration.

6.	Prior to the issuance of any of the Exchange Offer Shares, the Company will have available for issuance, under the Declaration, the requisite number of authorized but unissued Common Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.	The Exchange Offer Shares have been duly authorized and, if and when issued and delivered upon completion of the Exchange Offer in accordance with the Registration Statement and upon receipt of the consideration for the Exchange Offer Shares described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA PIPER LLP (US)